For Further Information Contact:

                             J. Gerald Bazewicz
                             President and
                             Chief Executive Officer
                             (570) 752-3671



                           Exhibit 99.1


                          PRESS RELEASE


                         FIRST KEYSTONE ANNOUNCES
                      THIRD QUARTER EARNINGS

Berwick, Pennsylvania - October 29, 2004 - First Keystone Corporation (OTC BB: FKYS), parent company of The First National Bank of Berwick, reported net income of $1,790,000 for the quarter ending September 30, 2004, as compared to $1,834,000 for the third quarter of 2003. For the nine months ending September 30, 2004, net income was $5,434,000 as compared to $5,469,000 for the first nine months of 2003.

Earnings per share were $1.24 for the nine months ending
September 30, 2004, the same as reported in the first nine months of 2003. Annualized return on assets and return on equity were 1.47% and 13.80%, respectively, for the first nine months ending
September 30, 2004.

President J. Gerald Bazewicz reported, "The financial results were accomplished despite an increase of $600,000 in the provision for loan losses for the period ending September 30, 2004, as compared to September 30, 2003. The increase in the provision for loan losses was to maintain an allowance for loan losses at a level which management considers its best estimate of known and probable inherent losses since a large commercial credit was recently put on non-accrual status."

Total assets increased to $497,599,000 as of September 30, 2004, an increase of 4.0% over 2003. In addition, total deposits increased $10,805,000 to $363,276,000 as of September 30, 2004.
Cash dividends paid for the first three quarters of 2004 were $.53 as compared to $.48 for the first three quarters of 2003, an increase of 10.4%.

The First National Bank of Berwick, an independently owned community bank since 1864, presently operates 10 full service offices in Columbia (5), Luzerne (4), and Montour (1) Counties providing banking and trust services.


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

Inquiries regarding the purchase of the company's stock may be made through the following brokers: Legg Mason Wood Walker, Inc., 800-888-6673; Janney Montgomery Scott, Inc., 800-526-6397;
Ferris, Baker, Watts, Inc., 800-638-7411; F. J. Morrissey & Co., 800-842-8928; Ryan, Beck and Company, 800-223-8969; and Boenning & Scattergood, Inc., 800-883-8383.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks, changing economic and competitive conditions and other risks and uncertainties.

For more information on The First National Bank of Berwick or its parent company, First Keystone Corporation, please contact J.
Gerald Bazewicz at 570-752-3671, extension 172.


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